UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

EAGLE MATERIALS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

3811 Turtle Creek Blvd, Suite 1100

Dallas, Texas 75219-4487

July 19, 2017

These supplemental materials provide additional information regarding the disclosure contained on page 23 of the Eagle Materials Inc. 2017 proxy statement entitled “Advisory Vote on Executive Compensation; Stockholder Engagement.” We believe this additional disclosure will assist our stockholders in evaluating Proposal No. 2, the advisory vote on the compensation paid to our named executive officers, commonly called “say-on-pay,” under consideration at this year’s annual meeting.

Following three straight years of receiving over 98% approval of our say-on-pay proposals, we received an “against” recommendation from Institutional Shareholder Services (“ISS”) on last year’s say-on-pay proposal. Last year’s final say-on-pay vote was 61.73% in favor, 38.06% against (with 0.20% abstaining).

In seeking to understand the issues that led to this lower level of support, we noted that ISS stated that its negative recommendation on last year’s say-on-pay proposal was due to one aspect of the retirement agreement with our former CEO, which provided for the acceleration of a performance-based equity award fully at target, despite actual performance reported at below target.

We conducted a targeted outreach to our 25 largest institutional stockholders (holding an aggregate of approximately 67% of our outstanding shares), and of those, we were able to hold discussions with holders representing approximately 31% of our outstanding shares. In those discussions, we explained our reasoning behind the former CEO’s retirement package. In particular, we highlighted the (in our opinion, immaterial) dollars at issue in the acceleration of one of the former CEO’s performance-based equity awards, and we discussed the former CEO’s overall retirement arrangement and the disclosures surrounding the arrangement contained in last year’s proxy statement. We then discussed any other areas of concern or interest to each stockholder. Below is some specific compensation-related feedback we received:

•	Some holders expressed questions or concerns regarding the CEO retirement package consistent with the concerns raised in ISS’s report. These holders followed ISS’s recommendation and voted against the say-on-pay proposal.

•	One large holder agreed with our assessment that the dollar value of the acceleration was immaterial but followed ISS’s recommendation and voted against the say-on-pay proposal in the stated hope that their vote would send a message to the Board not to accelerate performance equity in this way in the future.

•	One holder agreed with our assessment that the amount in question was immaterial but said that this was insufficient to overcome their committee’s internal policy to follow ISS recommendations on say-on-pay proposals.

•	No holders raised concerns with the Company’s single-trigger equity vesting acceleration upon a change in control (a topic noted unfavorably in ISS’s report). In fact, no issues were raised in any of our conversations with stockholders that indicated that the votes of such stockholders against say-on-pay last year were the result of any issue other than the CEO retirement package.

The Compensation Committee discussed at length among itself and with the entire Board the ISS and stockholder feedback, which indicated that the acceleration of the performance-based equity award as part of the CEO retirement package was the issue that led to the low level of support for last year’s say-on-pay proposal. The Committee acknowledged that, even though it was only one component of an overall retirement arrangement, the acceleration of the retiring CEO’s performance award fully at target, despite actual performance reported at below target, was, regardless of the dollars at issue, contrary to the Company’s pay-for-performance philosophy. The Committee undertook to be especially mindful of this issue when structuring any future executive retirement package to ensure that no such acceleration occurs again when an executive departs the Company.

The Compensation Committee believes that the stockholder feedback reinforces the conclusion that last year’s low support for say-on-pay was due to a one-time, isolated issue (which has not reoccurred) and was not directed at the Company’s ongoing compensation program (base salary, annual incentive bonus programs and long-term incentive programs). The Compensation Committee also noted the strong historical support for the Company’s compensation program. The Compensation Committee therefore did not perceive a need for any major revisions to the Company’s overall compensation program. As this year’s proxy statement discloses, however, the Compensation Committee approved a compensation package for the CEO that reflects a substantial decline from the total compensation for the former CEO in the prior year.

Our Board of Directors continues to recommend that holders of Common Stock vote “for” this year’s say-on-pay proposal.